EXHIBIT 21.1

SUBSIDIARIES OF LIFELINE SYSTEMS, INC.

Lifeline Systems Securities Corporation

111 Lawrence Street

Framingham, Massachusetts 01702-8156

Incorporated in the Commonwealth of Massachusetts

Lifeline Systems Canada, Inc.

95 Barber Greene Road

North York, Ontario, Canada M3C 3E9

Incorporated in the Province of Ontario, Canada